UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.
(Name of Registrant as Specified In Its Charter)
DIXON MILL INVESTOR, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OFFER TO PURCHASE FOR CASH
408 Units of
Limited Partnership Interests of

WILDER RICHMAN HISTORIC PROPERTIES II, L.P.
by
DIXON MILL INVESTOR, LLC

at a Cash Purchase Price of
$13,250 per Unit

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 10, 2004,
UNLESS THE OFFER IS EXTENDED.

Dixon Mill Investor, LLC (the “Purchaser”), a New Jersey limited liability company, is offering to purchase 408 units of limited partnership interests (“Units”) of Wilder Richman Historic Properties II, L.P. (the “Partnership”), at a cash purchase price of $13,250 per Unit, without interest, less the amount of the Distributions (as defined below) per Unit, if any, made to the Unit holders by the Partnership after the date of this Offer.  Transfer fees, if any, will be paid by the Purchaser and will not be deducted from your proceeds.  The Offer (as defined below) is subject to certain terms and conditions set forth in this Offer to Purchase, as it may be supplemented from time to time (the “Offer to Purchase”) and in the related Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended from time to time (the “Letter of Transmittal,” which, together with the Offer to Purchase, constitutes the “Offer”).  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined herein) at least 408 Units and the Consent Solicitation (as defined herein) being successful.  This Offer is not subject to brokerage commissions and is not conditioned upon financing.

The Purchaser intends to solicit consents from Unit holders to amend the partnership agreement of the Partnership to permit the Purchaser to purchase 408 Units by deleting certain provisions relating to restrictions on transfers of Units (the “Consent Solicitation”).

The enclosed Letter of Transmittal (green form) may be used to tender Units for the Offer.  Please read all materials relating to the Offer completely before completing and returning the Letter of Transmittal.

For More Information or for Further Assistance,
Please Call or Contact the Information Agent at:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885

February 10, 2004

TABLE OF CONTENTS

Page
INTRODUCTION
SUMMARY OF THE OFFER
DETAILS OF THE OFFER
1.	Terms of the Offer; Expiration Date; Proration
2.	Acceptance for Payment and Payment of Purchase Price
3.	Procedure to Accept the Offer
4.	Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects
5.	Withdrawal Rights
6.	Extension of Tender Period; Termination; Amendment
7.	Conditions of the Offer
8.	Backup Federal Income Tax Withholding
9.	FIRPTA Withholding

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP		10
	General	10
	Outstanding Units	10
	Trading History of the Units	10
	Selected Financial and Property Related Data	10

DETERMINATION OF OFFER PRICE

CERTAIN INFORMATION CONCERNING THE PURCHASER
	The Purchaser	13
	General	13
	Prior Acquisitions of Units and Prior Contacts	13
	Source of Funds	14

FUTURE PLANS OF THE PURCHASER

EFFECTS OF THE OFFER

CERTAIN FEDERAL INCOME TAX MATTERS
	Gain or Loss from the Sale of Units
	Suspended Partnership Losses	16
	Partnership Taxable Income or Loss	17
	Consequences to a Non-Tendering Unit Holder.	17
	Documentation	18

CERTAIN LEGAL MATTERS		18
	General	18
	Antitrust	18
	Margin Requirements	18
	State Takeover Statutes	18
	Fees and Expenses	18
	Miscellaneous	19

INTRODUCTION

The Purchaser hereby offers to purchase 408 Units of the Partnership at a cash purchase price of $13,250 per Unit, without interest, less the amount of Distributions (defined below) per Unit, if any, made to Unit holders by the Partnership after the date of this Offer.  Transfer fees, if any, will be paid by the Purchaser and will not be deducted from your proceeds.

SUMMARY OF THE OFFER

The purpose of the Offer is for the Purchaser to acquire a majority of the equity interests in the Partnership for investment purposes.

In considering the Offer, Unit holders are urged to consider the following:

•         The Offer price is HIGHER THAN THE HIGHEST PRIOR OFFERS for Units of which Purchaser is aware, made in June 2003 for up to 80 Units at a price of $9,200 per Unit (equivalent to $7,875 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit), in January 2004 for 32 Units, or approximately 4% of the outstanding Units, at a price of $11,500 per Unit, and in January 2004 for 317 Units, or approximately 40% of the outstanding Units, at a price of $13,000 per Unit.  The General Partner of the Partnership (the “General Partner”) made no recommendation as to whether Unit holders should tender their Units in response to the January 2004 offer for 317 Units.

•         On July 1, 2003, Wilder Richman Historic Corporation, the General Partner filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “General Partner’s Consent Solicitation”) asking limited partners to authorize the sale of the Partnership’s properties for any amount that would result in a distribution of cash to the limited partners of at least $9,000 per Unit (equivalent to $7,675 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit, which, according to the General Partner’s Consent Solicitation, would have reduced the amount of any distribution resulting from a sale of the Partnership’s properties on a dollar for dollar basis).  The General Partner’s Consent Solicitation was unsuccessful and it is uncertain if or when limited partners will be asked to vote to authorize the sale of the Partnership’s properties again.  See “Certain Information Concerning the Partnership—Selected Financial and Property Related Data.”

•         The price offered for the Units is $13,250 in CASH, less any Distributions made after the date of this Offer.  See “Details of the Offer—Acceptance for Payment and Payment of Purchase Price.”

•         Our Offer gives you the opportunity to receive $13,250 per Unit in CASH without waiting for a possible transaction which may or may not occur and which, in the Purchaser’s opinion, would be likely to take many months even if it did occur.

•         $13,250 per Unit is $4,250 per Unit (or $5,575 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit) more than the amount that we believe would be distributed if a proposal similar to the one described in the General Partner’s Consent Solicitation were approved by the limited partners.  If the Partnership elects to sell its property, the Operating General Partner (as defined herein) has an option to acquire all the Purchaser’s interests in the operating partnerships for the amount that the Partnership would have received in the sale.  The Purchaser believes that the Operating General Partner would exercise this option if the General Partner proceeds with a proposal similar to the one set forth in the General Partner’s Consent Solicitation and it is approved by the limited partners.  See “Determination of Offer Price.”

•         The Partnership has received three non-binding offers to purchase the Partnership’s properties.  The General Partner estimates that, depending on the outcome of due diligence to be performed by the prospective purchasers, a sale of the properties pursuant to one of such offers would result in a distribution of from $9,200 to $13,000 per Unit (equivalent to $7,875 to $11,675 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit).  See “Certain Information Concerning the Partnership—Selected Financial and Property Related Data.”

•         The Units are illiquid.  To the knowledge of the Purchaser, there has been no trading activity in the Partnership’s Units for over a year.  The Offer allows Unit holders to dispose of their Units without incurring the sales commissions (typically up to 8% with a minimum of $150-$200) associated with sales arranged through brokers or other intermediaries.  See “Certain Information Concerning the Partnership—Trading History of the Units.”

•         While the members of the Purchaser and the shareholders of Dixon Venture Corp., the operating general partner (the “Operating General Partner”), are the same, the Purchaser and the Operating General Partner currently own no Units of and are not affiliated with the Partnership or the General Partner.  The General Partner may be expected to communicate its position on the Offer in the next two weeks.

•         The Offer is an immediate opportunity for Unit holders to liquidate their investment in the Partnership, subject to proration, but Unit holders who tender their Units will be giving up the opportunity to participate in any potential future benefits from ownership of Units, including distributions resulting from any future sale of the Partnership’s properties.  Unit holders may have a more immediate need to use the cash now tied up in the Units, and may consider the Offer a more certain way to achieve a prompt liquidation of their investment in the Units.  Unit holders who sell all of their Units will also eliminate the need to file Form K-1 information for the Partnership with their federal tax returns for tax years ending after December 31, 2003.  See “Details of the Offer—Acceptance for Payment and Payment of Purchase Price.”

•         The General Partner stated in the Partnership’s most recent Quarterly Report on Form 10-Q that the Partnership’s properties need $12 million in capital improvements, according to the Operating General Partner’s preliminary needs assessment.  In the Purchaser’s opinion, the substantial capital needs of the partnership’s properties would be likely to adversely affect the sales price obtainable for the properties and the time it will take to sell the properties.

•         The Purchaser intends to solicit consents from Unit holders to amend the partnership agreement of the Partnership to permit the Purchaser to purchase 408 Units by deleting certain provisions relating to restrictions on transfers of Units.

•         If the Offer is fully subscribed and the Consent Solicitation is successful, the Partnership almost certainly will be considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended (the “Code”), which almost certainly will have an adverse effect on Unit holders who do not sell their Units in the Offer or who are forced to retain a portion of their Units after proration.  See “Effects of the Offer” and “Terms of the Offer; Expiration Date; Proration.”

•         The sale of Units by Unit holder pursuant to the Offer would be a taxable transaction.  See “Certain Federal Income Tax Matters.”

•         The Purchaser would hold approximately 51% of the outstanding Units if the Offer is fully subscribed and the Consent Solicitation is successful, giving it the ability to control the outcome of any vote of Unit holders.  The Purchaser will vote Units in its own interest, which may conflict with the interests or preferences of the other Unit holders.  See “Future Plans of the Purchaser” and “Details of the Offer—Terms of the Offer; Expiration Date; Proration.”

•         The Purchaser is making the Offer with a view to making a profit for itself.  Accordingly, the desire of the Purchaser to purchase the Units at a low price conflicts with the desire of the Unit holders to sell their Units at a high price.

•         The Purchaser may accept only a portion of the Units tendered by a Unit holder if more than 408 Units are tendered.  See “Details of the Offer—Terms of the Offer; Expiration Date; Proration” and “—Acceptance for Payment and Payment of Purchase Price.”

•         The Purchaser will not accept any of the Units tendered by Unit holders if less than 408 Units are tendered or if the Consent Solicitation is not successful.  See “Details of the Offer—Terms of the Offer; Expiration Date; Proration.”

Each Unit holder must make its own decision, based on the Unit holder’s particular circumstances, whether to tender Units.  Unit holders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

The above statements are intended only as a brief overview of the principal terms and considerations regarding the Offer.  The entire Offer to Purchase, which follows, provides substantially greater detail about the Offer, and all of the statements above are qualified by the entire Offer to Purchase.  You should read it completely and carefully before deciding whether to tender your Units.  The Offer is subject to certain terms and conditions set forth in this Offer to Purchase, and in the Letter of Transmittal, that are not summarized above.

DETAILS OF THE OFFER

1.             Terms of the Offer; Expiration Date; Proration.  On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase 408 validly tendered and not withdrawn Units in accordance with the procedures set forth in this Offer to Purchase.  For purposes of the Offer, the term “Expiration Date” means 5:00 p.m., New York City time, on Wednesday, March 10, 2004, unless the Purchaser extends the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date to which the Offer is extended by the Purchaser.

If, prior to the Expiration Date, the Purchaser increases the price offered to the Unit holders pursuant to the Offer, the increased price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

If more than 408 Units are properly tendered, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 408 Units, pro rata, according to the number of Units that are properly tendered by each Unit Holder, with appropriate adjustments to avoid purchases of fractional Units.  If the number of Units that are properly tendered is equal to 408 Units, the Purchaser will purchase all Units that are properly tendered, upon the terms and subject to the conditions of the Offer.  If the number of Units that are properly tendered is less than 408 Units, the Purchaser will not purchase any Units.  Under the partnership agreement of the Partnership, holders of 51% of the outstanding Units may exercise certain rights without the consent of the other Unit holders.  If 408 Units or more are tendered and the Consent Solicitation is successful, the Purchaser will be able to exercise these rights and Unit holders who do not tender their Units will not.

If proration of tendered Units is required, the Purchaser may not be able to announce the final results of the proration until at least seven (7) business days after the Expiration Date because of the difficulty of determining the proration results.  Subject to its obligation to pay for Units promptly after the Expiration Date, the Purchaser intends to pay for any Units accepted for payment pursuant to the Offer after determining the final proration or other adjustments.

If, prior to the Expiration Date, any or all of the conditions of the Offer have not been satisfied or waived by the Purchaser, the Purchaser reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), purchase all Units that are properly tendered, (iii) extend the Offer and, subject to the right of Unit holders to withdraw Units until the Expiration Date, retain previously tendered Units for the period or periods for which the Offer is extended, and (iv) amend the Offer.

2.             Acceptance for Payment and Payment of Purchase Price.  On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for 408 properly tendered Units, promptly following the Expiration Date.  In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required in accordance with the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the Units to the Purchaser.

Any Distributions made or declared on or after the date of this Offer would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchaser and deducted from your proceeds.  UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered Units are not purchased for any reason (other than proration adjustments), the Purchaser may destroy the original Letter of Transmittal with respect to the Units.  If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered, then, without prejudice to the Purchaser’s rights under Section 4 herein, the Purchaser may, nevertheless, retain documents concerning tendered Units, and those Units may not be withdrawn except to the extent that the tendering Unit holders are otherwise entitled to withdrawal rights as described in Section 5 herein, subject, however, to the Purchaser’s obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to pay Unit holders the purchase price in respect of Units tendered or return documents, if any, representing those Units promptly after termination or withdrawal of the Offer.

3.             Procedure to Accept the Offer.  For the tender of any Units to be valid, the Purchaser must receive, at the address listed on the back page of this Offer to Purchase on or prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal, the original partnership certificate (if available) and all documents required by the Letter of Transmittal.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit holder, and delivery will be deemed made only when actually received by the Purchaser.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to assure timely delivery.

By executing and delivering a Letter of Transmittal, a tendering Unit holder irrevocably appoints the Purchaser and its officers and any other designee of the Purchaser, and each of them, the attorneys-in-fact and proxies of the Unit holder, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Unit holder’s rights with respect to the Units tendered by the Unit holder and accepted for payment by the

Purchaser (and with respect to any and all distributions, other Units, rights or other securities issued or issuable in respect thereof (collectively, “Distributions”)), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to accomplish a withdrawal of any previous tender of the Unit holder’s Units and the right to complete the transfer contemplated thereby.  All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the Units by the Purchaser in accordance with the terms of the Offer.  Upon acceptance for payment, all prior powers of attorney and proxies given by the Unit holder with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect).  The officers and designees of the Purchaser will, with respect to the Units for which the appointment is effective, be empowered to exercise all voting and other rights of the Unit holder as they in their discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof.  In order for Units to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of the Units, the Purchaser or its designee must be able to exercise full voting rights with respect to the Units, including voting at any meeting of the Partnership’s Limited Partners.

By executing and delivering a Letter of Transmittal, a tendering Unit holder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the Unit holder in and to any and all Distributions made by the Partnership, effective upon and after the date of acceptance with respect to Units accepted for payment and thereby purchased by the Purchaser.  Also, by executing and delivering a Letter of Transmittal, a tendering Unit holder agrees to refrain from voting the tendered Units between the time such Unit holder has executed and delivered the Letter of Transmittal and the time Unit holder is notified whether or not the Units have been accepted for payment, if any vote is requested during such period.

4.             Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser, which determination will be final and binding.  The Purchaser reserves the right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of Purchaser’s counsel, be unlawful.  The Purchaser also reserves the right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular Units.  The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding.  No tender of Units will be deemed to have been validly made until all defects have been cured or waived.  Neither the Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Unit holder and the Purchaser on the terms set forth in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, properly tendered Units if, as and when the Purchaser gives written notice to the Partnership or its Transfer Agent of the Purchaser’s acceptance of those Units for payment pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to Unit holders whose Units have been accepted for payment.

5.             Withdrawal Rights.  Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 9, 2004.  If purchase of, or payment for, Units is delayed for any reason, including extension by the Purchaser of the Expiration Date, or if the Purchaser is unable to purchase or pay for Units for any reason (for example, because of proration adjustments) then, without prejudice to the Purchaser’s rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering Unit holders are otherwise entitled to withdrawal rights as set forth in this Section 5, subject, however, to the Purchaser’s obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unit holders the purchase price in respect of Units tendered or return documents, if any, representing those Units promptly after termination or withdrawal of the Offer.

For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser at its address listed in the Letter of Transmittal.  Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.  Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer.  Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 herein at any time prior to the Expiration Date.

All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, which determination shall be final and binding.  Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

6.             Extension of Tender Period; Termination; Amendment.  The Purchaser expressly reserves the right at any time:

•         to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units;

•         upon the occurrence of any of the conditions specified in Section 7 herein, to terminate the Offer and not accept for payment any Units not already accepted for payment, or, if the Purchaser reasonably anticipates a prompt cure or removal of such condition, to delay for a reasonable period the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for; and

•         to amend the Offer in any respect (including, without limitation, by increasing or decreasing the price, increasing or decreasing the number of Units being sought, or both).

Notice of any such extension, termination or amendment will promptly be disseminated to Unit holders in a manner reasonably designed to inform Unit holders of such change in compliance with Rule 14d-4(d) under the Exchange Act.  In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d) and 14d-6(c) under the Exchange Act.

7.             Conditions of the Offer.  Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer), to pay for any Units tendered if all authorizations, consents, orders of, or filings with, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall not have occurred or been filed, or obtained.  Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to the aforesaid, pay for any Units, may delay the acceptance for payment of the Units tendered, or may withdraw the Offer if, at any time on or after the date of the Offer and on or before the Expiration Date, any of the following conditions exists:

(a)           a preliminary or permanent injunction or other order of any federal or state court, government or governmental agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser; (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the Units, including voting rights; (iii) requires divestiture by the Purchaser of any Units; (iv) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership; or (v) seeks to impose any material condition to the Offer unacceptable to the Purchaser;

(b)           there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency which might, directly or indirectly, result in any of the consequences referred to in paragraph (a) above;

(c)           any event shall have occurred or been disclosed or discovered (either by the Purchaser or by any third party), or shall have been threatened, regarding the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, including without limitation the condition or value of the Partnership’s properties or the value of the Units, which event is materially adverse, or which threatened event, if fulfilled, would be materially adverse, to the Partnership or its business or properties, or there shall be any material lien or contingent liability not disclosed in the Partnership’s financial statements, or the Purchaser shall have become aware after the date hereof of any previously undisclosed or unknown  fact that has or with the passage of time would have a material adverse effect on the value of the Units or the Partnership’s properties;

(d)           the General Partner of the Partnership shall have failed or refused to take all other action that the Purchaser deems necessary, in the Purchaser’s reasonable judgment, for the Purchaser to be the registered owner of the Units tendered and accepted for payment hereunder simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement, in accordance with the Partnership Agreement and applicable law;

(e)           there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser, the Partnership or its properties or the value of the Units;

(f)            the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued, or authorized or proposed the issuance of, any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units or (iii) declared or paid any Distribution, other than in cash, on any of the Units or the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business;

(g)           the General Partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of Units or transfers of Units on the books and records of the Partnership or the admission of transferees of Units as registered owners and as Unit holders;

(h)           there are fewer than 408 Units that are properly tendered and not withdrawn; or

(i)            the Consent Solicitation has not been completed or has been unsuccessful.

The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by the Purchaser in whole or in part at any time on or prior to the Expiration Date, subject to the requirement to disseminate to Unit holders, in a manner reasonably designed to inform them of any material change in the information previously provided.  Any determination by the Purchaser in its reasonable judgment concerning the events described above will be final and binding upon all parties.

8.             Backup Federal Income Tax Withholding.  To prevent the possible application of backup federal income tax withholding with respect to payment of the purchase price, a tendering Unit holder must provide the Purchaser with the Unit holder’s correct taxpayer identification number in the space provided in the Letter of Transmittal.

9.             FIRPTA Withholding.  To prevent the withholding of federal income tax in an amount equal to ten percent (10%) of the amount of the purchase price plus Partnership liabilities allocable to each Unit purchased, the Letter of Transmittal includes FIRPTA representations certifying the Unit holder’s taxpayer identification number and address and that the Unit holder is not a foreign person or a disregarded entity.

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters.  Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C.  20549, or electronically at http://www.sec.gov.  Copies should be available by mail upon payment of the Commission’s customary charges by writing to the Commission’s principal offices at 450 Fifth Street, N.W., Washington, D.C.  20549.

General.  Attached as Part I of Appendix A to this Offer to Purchase are excerpts from the Annual Report on Form 10-K for the fiscal year ended February 28, 2003 (the “Form 10-K”) filed by the Partnership with the Commission (the “Form 10-K”), which excerpts describe the business and operations of the Partnership.

Outstanding Units.  According to the Form 10-K, there were 800 Units issued and outstanding, held by approximately 733 Unit holders, as of February 28, 2003.

Trading History of the Units.  There is no established trading market for the Units other than limited and sporadic trading through matching services or privately negotiated sales.  At present, privately negotiated sales and sales through intermediaries (such as through the American Partnership Board) are the only means available to a Unit holder to liquidate an investment in Units (other than this Offer or other occasional offers, if any) because the Units are not listed or traded on any exchange or quoted on Nasdaq or any interdealer quotation system.

To the knowledge of the Purchaser, there has been no trading activity in the Partnership’s Units for over a year.  Sales may be conducted which are not reported to the Partnership Spectrum.  The Purchaser does not know whether the information provided by or to the Partnership Spectrum is accurate or complete and makes no representation to such effect.

On June 3, 2003, Millenium Management, LLC (“Millenium”) commenced a tender offer for up to 80 Units at a price of $9,200 per Unit (equivalent to $7,875 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit).  Millenium’s offer expired pursuant to its terms on July 9, 2003.  Millenium reported that it accepted for payment 66 Units that were validly tendered and not withdrawn.

In January 2004, MacKenzie Patterson Fuller, Inc. (“MPF”) commenced a tender offer for up to 32 Units, or approximately 4% of the outstanding Units, at a price of $11,500 per Unit.  MPF’s offer to purchase states that the offer will expire on February 25, 2004.

On January 22, 2004, Everest Investors 14, LLC (“Everest”) commenced a tender offer for 317 Units, or approximately 40% of the outstanding Units, at a price of $13,000 per Unit.  Everest’s offer to purchase states that the offer will expire on February 20, 2004.  The General Partner made no recommendation as to whether Unit holders should tender their Units in response to Everest’s offer.

Selected Financial and Property Related Data.  Attached as Part II of Appendix A is a summary of certain information with respect to the Partnership and its properties, all of which has been taken from the Form 10-K and the Quarterly Report on Form 10-Q for the period ended November 30, 2003 (the “Form 10-Q”).  More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission.  Part II of Appendix A is qualified in its entirety by reference to such publicly filed reports and documents, including, without limitation, all the financial information and related notes contained therein.  Unit holders should also refer to any other Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Commission after the Form 10-K or after the date of this Offer to Purchase for more recent information relating to the business and operations of the Partnership.

On July 1, 2003, the General Partner filed a definitive consent solicitation statement with the Commission (the “General Partner’s Consent Solicitation”) asking limited partners to authorize the sale of the Partnership’s properties for any amount that would result in a distribution of cash to the limited partners of at least $9,000 per Unit.  The following information is summarized from the General Partner’s Consent Solicitation.  The Partnership hired a broker to approach privately about 30 potentially interested parties to solicit offers to purchase the Partnership property.  This resulted in two non-binding offers, which were subject to due diligence, for $32.9 million and $33 million.  Because of the age of the property’s historic shell and the recent deterioration of the local rental market, the Operating General Partner believed that it was likely that the offers would be reduced after due diligence investigations.  In addition, because the rental market in Jersey City, New Jersey had declined since the solicitations were made, the broker had advised that a contingency should be made to allow for a likely reduction of the offering prices, and suggested allowing for a reduction of approximately $1 million.  The General Partner estimated that a sale of the property for $33 million, after payment of all debt and brokerage fees, and including distribution of the Partnership’s cash on hand, would result in net proceeds to the Unit holders of approximately $11,300 per Unit.  If the offer were to be reduced following due diligence to $32 million, the General Partner estimated such distribution would be approximately $9,200 per Unit.  The Partnership had announced that a cash distribution in the amount of approximately $1,325 per Unit was anticipated to be paid in 2003.  The funds for such distribution were included in the above estimates.  Accordingly, if such distribution were paid prior to a sale of the Partnership’s properties, the sales proceeds estimated above would be reduced by such amount.  The actual amounts that may be available for distribution could vary substantially as there were many factors that are subject to change.

Under the partnership agreement of the Partnership, a sale of its property would require the consent of a majority in interest of the Unit holders.  In the General Partner’s Consent Solicitation, the General Partner asked Unit holders to vote as to whether or not to authorize the Operating General Partner to sell the property for a price that would result in cash to the Unit holders of at least $9,000 per unit (the “Minimum Price”), less any cash distributions paid in 2003 prior to a sale, and not including any potential tax benefits.  The General Partner made no recommendation as to whether or not Unit holders should approve a sale at the Minimum Price.  The terms of the operating partnership agreements provide that, if a majority in interest of the Unit holders vote to sell the property, the Operating General Partner has the right to purchase all Units of the Partnership from the Unit holders for the amount that would have been distributable to the Unit holders as a result of such sale.  The Operating General Partner and the General Partner had indicated that they did not want to sell the property at that time for the price then offered and that, therefore, if Unit holders representing a majority of the Partnership interest were to vote in favor of selling the property for the Minimum Price, the Operating General Partner, possibly with the participation of the General Partner, may have exercised its right to purchase all of the Units of the Unit holders for the Minimum Price.  The General Partner’s Consent Solicitation was unsuccessful in that Unit holders holding only 48% of the outstanding Units voted in favor of the proposal.  It is uncertain if or when Unit holders will be asked to vote to authorize the sale of the Partnership’s properties again.

DETERMINATION OF OFFER PRICE

In establishing the Offer price, the Purchaser reviewed certain publicly available information including among other things: (i) the Partnership’s limited partnership agreement, (ii) the Partnership’s Annual Reports on Form 10-K, (iii) the Partnership’s Quarterly Reports on Form 10-Q, and (iv) other reports filed by the Partnership with the Commission.  The Purchaser determined the Offer price pursuant to its independent evaluation of the Partnership and its properties.  The Purchaser did not obtain current independent valuations or appraisals of the assets.

The Purchaser determined that it was willing to offer $13,250 per Unit after reviewing the General Partner’s Consent Solicitation because the Purchaser believes the facts described in the General Partner’s Consent Solicitation, principally the range of potential distributions ($9,200 to $11,300 per Unit (or $7,875 to $9,975 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit)) and the Minimum Price ($9,000 (equivalent to $7,875 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit)) for which approval was sought, as well as the percentage of Unit holders who voted in favor of the proposal, make it very likely that the Purchaser will be able to purchase at least a controlling interest in the Partnership at the Offer price.  The Purchaser has assumed that the calculations of potential distributions provided in the General Partner’s Consent Solicitation were accurate and has relied on them.  The Purchaser also set the Offer price to provide a significant premium to the Minimum Price for which approval was sought and to provide a premium to other offers in order to make the Offer more attractive.

CERTAIN INFORMATION CONCERNING THE PURCHASER

The Purchaser.  The Purchaser is a New Jersey limited liability company that  was formed on February 5, 2004.  The principal office of the Purchaser is 350 Veterans Boulevard, Rutherford, New Jersey 07070 and its telephone number is (201) 804-8700.  For certain information concerning the members and executive officers of the Purchaser, see Schedule I to this Offer to Purchase.  The Purchaser and its affiliates invest in and manage real estate and conduct activities incident thereto.

General.  Except as set forth elsewhere in this Offer to Purchase: (i) the Purchaser does not beneficially own or have a right to acquire and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of Purchaser or the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Units or any other equity securities of the Partnership; (ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer to Purchase; (iii) the Purchaser does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since February 28, 2001, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of its executive officers, directors or affiliates; and (v) since February 28, 2001 except as otherwise stated in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

Prior Acquisitions of Units and Prior Contacts.  The Purchaser does not own any Units.

The Partnership’s properties are managed pursuant to a Management Agreement and Plan, dated June 11, 1992 (the “Management Agreement”), by and among the operating partnerships, Wilder Richman Management Corp., an affiliate of the General Partner, and Morris Property Management Ltd. (the “Co-Manager”).  The members of the Purchaser, the shareholders of the Operating General Partner and the members of the Co-Manager are the same.  The Co-Manager receives customary management fees from the operating partnerships under the Management Agreement.

In 2002, the Partnership and the Operating General Partner agreed to hire a national brokerage and marketing firm to solicit offers to purchase the Partnership’s properties from major apartment owners on a confidential basis to determine the market value of the

Partnership’s properties.  Two of those solicitations resulted in non-binding offers to purchase the Partnership’s properties.  Under the partnership agreement of the Partnership, a sale of its properties would require the consent of a majority in interest of the Unit holders.  On July 1, 2003, the General Partner filed the General Partner’s Consent Solicitation.  The terms of the operating partnership agreements provide that if the Partnership elects to sell its properties, the Operating General Partner has the right to purchase the Partnerships’ interests in the operating partnerships for the amount that the Partnership would have received as a result of such sale.  See “Certain Information Concerning the Partnership—Selected Financial and Property Related Data.”

During the solicitation of offers, the General Partner and the Operating General Partner had multiple discussions in which the Operating General Partner, an affiliate of the Purchaser, expressed an interest in purchasing the Units if the General Partner’s Consent Solicitation were unsuccessful.  The Operating General Partner also indicated to the General Partner that it might exercise its right to purchase the Partnership’s interests in the operating partnerships if the General partner’s Consent Solicitation were successful.  Since the General Partner’s Consent Solicitation terminated unsuccessfully, the Operating General Partner has repeatedly expressed its interest in purchasing the Units at the Offer price.

Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the General Partner concerning the Partnership.

Source of Funds.  Based on the Offer price of $13,250 per Unit, the Purchaser estimates that the total amount of funds necessary to purchase 408 Units sought by this Offer and to pay related fees and expenses, will be approximately $5,600,000.  The Purchaser expects to obtain these funds by means of equity capital contributions from its members at the time the Units tendered pursuant to the Offer are accepted for payment.  Such members will fund their capital contributions through existing cash and other financial assets which in the aggregate are sufficient to provide the funds required in connection with the Offer without any borrowings.  Such members have irrevocably agreed and are obligated to make such capital contributions available to the Purchaser on demand.

FUTURE PLANS OF THE PURCHASER

The Purchaser is seeking to acquire Units pursuant to the Offer to obtain a controlling interest in the Partnership and for investment purposes.  Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional Units in transactions in compliance with applicable law and the limited partnership agreement of the Partnership.  Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable by the Purchaser.  Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration.  However, the Purchaser currently has no plans to make additional tender offers for the Units.  The Purchaser also may consider selling some or all of the Units it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations.

Other than as set forth above, the Purchaser currently does not intend to change current management, indebtedness, capitalization, corporate structure or business operations of the Partnership and does not currently have plans for any extraordinary transaction such as a merger, reorganization, liquidation or sale or transfer of assets involving the Partnership. However, these plans could change at any time in the future.  If any transaction is effected by the Partnership and financial benefits accrue to the Unit holders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the Units.

EFFECTS OF THE OFFER

Tendering Unit holders shall receive cash in exchange for Units purchased by the Purchaser and will forego all future distributions and income and loss allocations from the Partnership with respect to such Units.

If the Offer is fully subscribed and the Consent Solicitation is successful, the Partnership almost certainly will be considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended (the “Code”), which almost certainly will have an adverse effect on Unit holders who do not sell their Units in the Offer or who are forced to retain a portion of their Units after proration.  See “Details of the Offer—Terms of the Offer; Expiration Date; Proration” and “Certain Federal Income Tax Matters.”

Under the Partnership Agreement, limited partners are entitled to vote on a variety of matters, including removal of the General Partner, dissolution and termination of the Partnership, sale of the Partnership’s properties and amendments to the Partnership Agreement.  If the Purchaser purchases the 408 Units it is seeking pursuant to the Offer, the Purchaser would hold enough Units of the Partnership to control the outcome of any such votes.  The Purchaser would also hold enough Units to remove and replace the General Partner.  The Purchaser will vote Units in its own interest, which may conflict with the interests or preferences of the other Unit holders.

CERTAIN FEDERAL INCOME TAX MATTERS

The following summary is a general discussion of certain United States federal income tax consequences of a sale of Units pursuant to the Offer.  The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations thereunder, administrative rulings and judicial authority presently in effect, all of which are subject to change (possibly on a retroactive basis).  There can be no assurance that the Internal Revenue Service (the “IRS”) will take a similar view of the tax consequences described herein.  Furthermore, this discussion does not purport to be a complete analysis of all of the potential United States federal income tax consequences relating to the sale of Units, nor does this summary address all aspects of taxation that might be relevant to particular Unit holders in light of their individual circumstances.  For instance, this discussion does not address the alternative minimum tax provisions of the Code or the estate and gift tax consequences of a sale of the Units, nor does it discuss the potential impact of state, local, foreign or other tax laws.

This summary assumes that the Units are held as capital assets within the meaning of Code Section 1221 and that the Unit holders are United States citizens or resident aliens holding Units directly.  Substantially different rules may apply to other classes of Unit holders, such as corporations, estates or trusts, individuals who hold Units through pass-through entities such as partnerships and foreign persons or to Units that are not held as capital assets.

UNIT HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNIT HOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

Gain or Loss from the Sale of Units.  In general, a Unit holder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the “amount realized” on the sale (the cash the Unit holder receives plus the amount of the Partnership’s liabilities allocable to the Units sold under Code Section 752) less the Unit holder’s adjusted tax basis in the Units sold.  The amount of a Unit holder’s adjusted tax basis in a Unit will vary depending upon the Unit holder’s particular circumstances and the amount of the Partnership’s liabilities allocable to the Unit.

The gain or loss recognized by a Unit holder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit holder held the Unit as a capital asset within the meaning of Code Section 1221.  Gain with respect to Units held for more than one year generally will be taxed, for federal income tax purposes, at a maximum long-term capital gain rate of (a) 25% to the extent of the Unit holder’s share of the Partnership’s unrecaptured Section 1250 gain; and (b) 15% to the extent of any additional long-term capital gain.  Gain with respect to Units held one year or less will be taxed at ordinary income rates.

However, any portion of the gain realized by a Unit holder which is attributable to the Partnership’s “unrealized receivables” or “substantially appreciated inventory items” (as defined in Code Section 751) will be will be taxed as ordinary income rather than as capital gain income.

Capital losses are deductible with minor exceptions only to the extent of capital gains.  Any excess capital losses may be carried forward to succeeding taxable years.  Accordingly, capital gain recognized by a Unit holder from the sale of Units will be shielded from tax to the extent of the Unit holder’s available net capital losses, including capital loss carryforwards, from other investments.

Suspended Partnership Losses.  Under Code Section 469, individuals are able to deduct “passive activity losses” in any year only to the extent of the person’s passive activity income for that year.  Substantially all post-1986 losses of Unit holders from the Partnership are passive activity losses.  Unit holders may have “suspended” passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted “phase-in” amounts and which have not been used to offset income from other passive activities).

If a Unit holder sells all of its Units, generally all of the Unit holder’s suspended losses (plus the Unit holder’s share of any losses for the current year) from the Partnership will become deductible for the taxable year in which the sale occurs.  Moreover, most or all of such losses will be deductible as ordinary losses even though most or all of the income derived by the Unit holder from the sale of the Units may be taxed at the much lower tax rates applicable to long-

term capital gains.  In addition, if the capital gain or other income derived by the Unit holder from the sale of the Units exceeds the Unit holder’s current or suspended losses from the Partnership, the Unit holder generally will be entitled to deduct (subject to certain other limitations) current or suspended losses from other investments to the extent of such excess.  Similar rules will apply to a Unit holder who sells less than all of its Units, but in that case suspended losses attributable to the Partnership or other investments will be deductible only to the extent of the capital gain or other income derived by the Unit holder from the sale of less than all of its Units.  A Unit holder may be treated as having not sold all of its Units for a variety of reasons, in which case the Unit holder will only be able to deduct suspended losses generated by the Partnership to the extent of the taxable income or gain derived from a sale of Units pursuant to the Offer.  Less than all of the Units owned directly or constructively by a Unit holder may be tendered pursuant to the Offer.  Moreover, even if all of the Units held by the Unit holder are tendered, the Offer may be oversubscribed, in which case  the Purchaser may purchase a fractional part of each Unit tendered.

Partnership Taxable Income or Loss.  A tendering Unit holder will be allocated the Unit holder’s pro rata share of the Partnership’s taxable income and losses with respect to the Units sold for the period through the date of sale, even though the Unit holder is required to assign to the Purchaser its rights to receive certain cash distributions with respect to such Units.  Such allocations and any Partnership distributions for such period would affect a Unit holder’s adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit holder on the sale of the Units and the extent to which the Unit holder may deduct losses which have been suspended under the passive loss rules.

Consequences to a Non-Tendering Unit Holder.  A Unit holder that does not tender its Units in the Offer (a “non-tendering Unit holder”) should not be subject to any material United States federal income tax consequences as a result of the failure to tender, other than the consequences, if any, resulting from the termination of the Partnership under Section 708 of the Internal Revenue Code.  Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in Partnership profit and capital are sold or exchanged within a twelve month period.  Since the Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date at least 408 Units and at least 66 other Units were transferred within the last twelve months, the Purchaser anticipates that consummation of the Offer will cause a termination of the Partnership for federal income tax purposes under this provision.  Upon such a termination, the Partnership will be treated for United States federal income tax purposes as if it had contributed its assets to a new partnership (the “New Partnership”) in exchange for interests in the New Partnership and immediately liquidated, distributing the interests in the New Partnership to the persons holding Units in the Partnership after the transfer of Units that triggered the termination.

While a non-tendering Unit holder will not recognize taxable gain or loss as a result of the termination of the Partnership for tax purposes, such a termination may give rise to certain other tax consequences:

•         The Partnership’s taxable year will close as of the date of the transfer that triggers the termination.  This could cause Unit holders with tax years that do not end on

•         December 31 to be required to include in income taxable income or loss of the Partnership for a period that exceeds one year.

•         The New Partnership will be considered to acquire the assets of the Partnership on the date of the transfer triggering the termination.  A new depreciation or amortization recovery period will begin as of the date of the termination for any depreciable or amortizable asset of the Partnership.  While the imposition of a new recovery period on the Partnership will not affect the aggregate amount of depreciation and amortization deductions to which it will be entitled, it will stretch out the period of time over which the Partnership will be entitled to claim those deductions.  As a consequence, the Partnership’s depreciation and amortization deductions will be reduced in the near term, thereby increasing the taxable income allocable to unit holders during the Partnership’s taxable years immediately following the termination.

•         The New Partnership might no longer be eligible for beneficial transition rules with respect to its business or properties that may have been contained in statutory or regulatory changes enacted or issued before the termination.

Documentation.  Unit holders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to backup withholding unless those Unit holders provide a taxpayer identification number (“TIN”) and are certain that the TIN is correct or properly certify that they are awaiting a TIN.  A Unit holder may avoid backup withholding by properly completing and signing the Letter of Transmittal.  If a Unit holder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 28 percent from payments to such Unit holder.

CERTAIN LEGAL MATTERS

General.  Except as set forth herein, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer.  The Purchaser’s obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed herein.

Antitrust.  The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

Margin Requirements.  The Units are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Statutes.  The Partnership was formed under the laws of the State of Delaware, which currently does not have any takeover statute applicable to limited partnerships.  However, it is a condition to the Offer that no state or federal statute impose a material limitation on the Purchaser’s right to vote the Units purchased pursuant to the Offer.  If this condition is not met, the Purchaser may terminate or amend the Offer.

If any person seeks to apply any state takeover statute, the Purchaser will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings.  If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities.  This could prevent the Purchaser from purchasing or paying for Units tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer.  In such case, the Purchaser may not be obligated to accept for payment or pay for Units tendered.

Fees and Expenses.  The Purchaser has retained MacKenzie Partners, Inc. to serve as information agent for a fee of $4,500 plus reasonable out-of-pocket expenses.  Purchaser will not pay any other fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer.  Employees and agents of the Purchaser may solicit tenders of Units without any additional compensation.  The Purchaser will pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.  Transfer fees, if any, will be paid by the Purchaser and will not be deducted from the proceeds paid to Unit holders who tender their Units.

Miscellaneous.  The Offer is not made to (nor will tenders be accepted on behalf of) Unit holders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.  However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to Unit holders in such jurisdiction.

In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser, if at all, by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption “Certain Information Concerning the Partnership.”

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

February 10, 2004                                                                                 DIXON MILL INVESTOR, LLC

SCHEDULE I

MEMBERS AND OFFICERS

The business address of each member and officer of Dixon Mill Investor, LLC is 350 Veterans Boulevard, Rutherford, New Jersey 07070 and their business telephone number is (201) 804-8700.  Each member and officer is a United States citizen.  The name and principal occupation or employment of each member and officer of Dixon Mill Investor, LLC, are set forth below.

Name and Position	Current Principal Occupation or Employment and Five-Year Employment History

Joseph D. Morris Member	Chairman of Morris Companies Inc., a real estate development, ownership and management company, since 1971.

Robert Morris Member	Chief Executive Officer of Morris Companies Inc., a real estate development, ownership and management company, since 1971.

I-1

APPENDIX A

The following information has been copied from the Partnership’s Annual Report on Form 10-K for the year ended February 28, 2003 (the “Form 10-K”) and Quarterly Report on Form 10-Q for the period ended November 30, 2003 (the “Form 10-Q”).  Although the Purchaser has no information that any statements contained in this Appendix A are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

PART I

Item 1.  Business

General Development of Business

Registrant (also referred to as the “Partnership”) is a limited partnership which was formed under the Delaware Revised Uniform Limited Partnership Act on October 15, 1987.  The general partner of the Partnership is Wilder Richman Historic Corporation, a Delaware corporation (the “General Partner” or “WRHC”).

Registrant was organized to acquire all of the limited partnership interests in Dixon Mill Associates I (Phase One), Limited Partnership, Dixon Mill Associates II (Phase Two), Limited Partnership, and Dixon Mill Associates III (Phase Three), Limited Partnership, each of which is a New Jersey limited partnership (individually “Dixon Mill I,” “Dixon Mill II” and “Dixon Mill III,” respectively, and collectively the “Operating Partnerships”).  Each Operating Partnership owns one phase (“Phase”) of an aggregate 433-unit residential apartment complex (the “Complex”) located in Jersey City, New Jersey, that consists of buildings designated as certified historic structures by the U.S.  Department of the Interior.  The Operating Partnerships have constructed, substantially rehabilitated and are operating the Complex.  The rehabilitation of the Complex qualified for a rehabilitation tax credit in 1988, 1989 and 1990.  The general partner of the Operating Partnerships is Dixon Venture Corp. (the “Operating General Partner”), which is not an affiliate of the Partnership or WRHC.

Pursuant to the Partnership’s prospectus dated May 13, 1988, (the “Prospectus”), the Partnership offered $19,280,000 of units of limited partnership interest in the Partnership (the “Units”) at an offering price of $24,100 per Unit.  The Units were registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-11 (Registration No.  33-19646).  The Prospectus is incorporated herein by reference.

The closing of the offering of Units (the “Offering”) occurred on July 15, 1988.  At such closing, 800 Units were sold, representing $19,280,000 in gross proceeds.  After payment of $674,800 of organization and offering expenses, $674,800 in an origination fee and $1,349,600 of selling commissions, the net proceeds available for investment were $16,580,800.  Of such net proceeds, $16,388,000 was allocated to the investment in the Operating Partnerships, which included investments in guaranteed investment contracts.  The remainder of $192,800 was designated as working capital to be used for operating expenses of the Partnership.

Financial Information About Industry Segments

Registrant is engaged solely in the business of owning a limited partnership interest in each of the Operating Partnerships.  A presentation of information regarding industry segments is not applicable and would not be material to an understanding of the Partnership’s business taken as a whole.  See Item 8 below for a summary of Registrant’s operations.

Working Capital Reserves

As of February 28, 2003, Registrant had working capital reserves of approximately $85,000, which were substantially invested in interest-bearing deposits.  See Item 7 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Competition

Information regarding competition, general risks, tax risks and partnership risks is set forth under the heading “RISK FACTORS” at pages 37 - 57 of the Prospectus.

Employees of Registrant

Registrant employs no personnel and incurs no payroll costs.  An affiliate of the General Partner employs individuals who perform accounting, secretarial, transfer and other services on behalf of Registrant as are necessary in the ordinary course of business.  Such individuals also perform similar services for other affiliates of the General Partner.

Tax Reform Act of 1986, Revenue Act of 1987, Technical and Miscellaneous Revenue Act of 1988, Omnibus Budget Reconciliation Act of 1989, Omnibus Budget Reconciliation Act of 1990, Tax Extension Act of 1991, Omnibus Budget Reconciliation Act of 1993, Uruguay Round Agreements Act, Tax and Trade Relief Extension Act of 1998, Tax and Trade Relief Extension Act of 1999, Community Renewal Tax Relief Act of 2000, Economic Growth and Tax Relief Reconciliation Act of 2001 and Job Creation and Worker Assistance Act of 2002 (collectively the “Tax Acts”)

Registrant is organized as a limited partnership and is a pass through tax entity that does not, itself, pay Federal income tax.  However, the partners of Registrant who are subject to Federal income tax may be affected by the Tax Acts.  Registrant will consider the effect of certain aspects of the Tax Acts on the partners when making decisions regarding its investment.  Registrant does not anticipate that the Tax Acts will currently have a material adverse impact on Registrant’s business operations, capital resources and plans or liquidity.

PART II

Item 2.  Properties

The Complex consists of approximately 34 historic mill buildings built between 1847 and 1932, all of which are certified historic structures that have been converted and substantially rehabilitated into a 433 unit luxury apartment complex that has received financing exempt from Federal income taxation under Internal Revenue Code Section 103(b)(4)(A).  As a consequence of this tax exempt financing, the Operating Partnerships are required to rent at least 15% of the dwelling units (“D.U.’s”) in the Complex to individuals or families of low or moderate income as determined under such Code Section, currently based on their income not exceeding 80% of the median income for the area as determined by the United States Department of Housing and Urban Development (“HUD”).  These income limits are subject to increases pursuant to HUD guidelines.  In the Complex, 68 studio and efficiency D.U.’s and 17 one-bedroom D.U.’s are set aside for rental to low or moderate income persons.  There are no rent ceilings on those D.U.’s set aside for low or moderate income persons.  Because such tax exempt financing consists of bonds sold in 1985, the 80% of median income limit is not required to be adjusted based on family size as would be required under the Tax Reform Act of 1986.

The Complex is located on a 4-acre site in Jersey City, New Jersey.  In addition, one new five-story building, approximately 20 feet by 50 feet, was built on the site.  The Complex is located in the Dixon Crucible Redevelopment Area, an area so designated pursuant to a redevelopment plan adopted in September 1983 by ordinance of the City of Jersey City.  The actual development entails three Phases with each Phase owned by a separate New Jersey limited partnership, respectively Dixon Mill I, Dixon Mill II and Dixon Mill III.  Phase I consists of seven industrial buildings which have been rehabilitated to provide 134 D.U.’s, 55 underground and 77 surface parking spaces and approximately 1,550 square feet of commercial space.  Phase II consists of 11 industrial buildings which have been rehabilitated to provide 191 D.U.’s and 62 underground and 124 surface parking spaces.  Phase III consists of four industrial buildings which have been rehabilitated to provide 108 D.U.’s, 35 underground and 73 surface parking spaces and approximately 2,230 square feet of commercial space.

The Complex features gardens, elevated walkways and brick paved walkways.  The Complex also has its own electronic security system and a free shuttle service to the Grove Street PATH station is being provided.  In addition, the residents of the Complex have access to a private fitness facility.  The Complex’s commercial space is designated for retail stores and/or professional offices.

As of December 31, 2002 and 2001, the occupancy and rental rates were as follows:

	December 31, 2002	December 31, 2001
Occupancy Rate	98%	98%
Monthly Rental Rates:
Studio	$609—$1,095	$628—$1,117
One-Bedroom	$730—$1,752	$730—$1,807
Two-Bedroom	$1,213—$2,284	$1,365—$2,284
Three-Bedroom	$1,870—$2,073	$1,928—$2,647

The rental rates reflect significant ranges because the apartments vary as to size and floor plans (i.e., square footage, duplex, triplex, penthouse) and due to the low-moderate tenant income restrictions for 15% to 20% of the D.U.’s resulting from the tax-exempt financing described above.

Selected Financial Data

The following selected financial data has been copied or derived from the Form 10-K and Form 10-Q and should be read in conjunction with the financial statements and the related notes set forth in such reports:

	Year End				Nine Months Ended
	February 28, 2003	February 28, 2002	February 29, 2001		November 30, 2003	November 30, 2002
	(restated)	(restated)	(restated)		(restated)	(restated)
Total revenues (Interest income)	$2,115	$4,674	$11,890		$853	$1,762
Equity in income (loss) or investment in Operating Partnerships	$851,780	$386,617	$36,081(b	)	$322,502	$965,134
Net income (loss)	$695,620	$342,738	$9,371		$196,467	$932,204
Net income (loss) per unit of limited partnership interest	$861	$424	$12		$243	$1,153

(b)       Includes a write-off of unamortized deferred costs of $115,942.

The combined balance sheets and statements of operations of the Operating Partnerships as of June 30, 2003 and December 31, 2002 are as follows:

	June 30, 2003	December 31, 2002
	(unaudited)

Land	$1,150,473	$1,150,473
Buildings and equipment, less accumulated depreciation	35,964,814	36,723,151
Total assets	48,338,537	48,372,558
Total liabilities	31,202,961	31,309,756
Partners’ equity	17,135,576	17,203,802

	Six Months ended June 30, 2003	Year ended December 31, 2002
		(restated)
Revenue
Rent	$3,496,902	$1,836,716
Total Revenues	3,496,902	1,836,716
Expenses
Administrative	463,035	116,917
Operating	1,676,743	633,922
Management fees	160,814	74,421
Interest	180,899	137,256
Depreciation and amortization	774,337	381,006
Total expenses	3,255,828	1,343,522
Net income	241,074	493,194

The Letter of Transmittal, and any other required documents should be sent or delivered by each Unit holder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below.

Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below.  Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser’s expense.

MacKenzie Partners, Inc.
105 Madison Avenue

New York, New York 10016

(800) 322-2885

* * * * *

The Purchaser plans to file a Consent Solicitation Statement with the Securities and Exchange Commission.  WE URGE UNIT HOLDERS TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE PURCHASER FILES WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Unit holders will be able to obtain a free copy of the Consent Solicitation Statement and other related documents filed by the Purchaser at the SEC’s website at www.sec.gov.  When available, the Consent Solicitation Statement and other related documents may also be obtained free of charge by contacting:  MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (800) 322-2885.  INFORMATION RELATING TO PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS IN THE CONSENT SOLICITATION AND THEIR INTERESTS IN THE CONSENT SOLICITATION ARE CONTAINED IN THE SCHEDULE 14A FILED WITH THE SEC BY THE PURCHASER UNDER RULE 14A-12 ON FEBRUARY 10, 2004.

* * * * *

AGREEMENT OF TRANSFER AND LETTER OF TRANSMITTAL
for Units of
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.
for $13,250 per Unit

         (Please indicate changes or corrections to the name, address and tax identification number printed above)

        Subject to and effective upon acceptance for payment, the undersigned (the "Seller") hereby sells, assigns, transfers and delivers, and irrevocably directs any custodian or trustee to sell, assign, transfer and deliver ("Transfer") to Dixon Mill Investor, LLC, a New Jersey limited liability company (the "Purchaser"), all of the Seller's right, title and interest in Seller's units of limited partnership interest ("Units") of WILDER RICHMAN HISTORIC PROPERTIES II, L.P., a Delaware limited partnership (the "Partnership"), at the cash purchase price of $13,250 per Unit, without interest, less the amount of Distributions (as defined in the Offer to Purchase (as defined herein)) per Unit, if any, made to Seller by the Partnership after the date of the Offer to Purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 10, 2004, as it may be supplemented or amended (the "Offer to Purchase"), and this Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended (this "Letter of Transmittal," which together with the Offer to Purchase, constitutes the "Offer").

        Such Transfer shall include, without limitation, all rights in, and claims to, any Partnership profits and losses, cash distributions, legal claims, settlements and awards, voting rights and other benefits of any nature whatsoever distributable or allocable to Seller's tendered Units, and all certificates evidencing the same, and Seller agrees immediately to endorse and deliver to Purchaser all distribution checks received from the Partnership after the date upon which the Purchaser purchases Units tendered pursuant to the Offer. Seller hereby irrevocably constitutes and appoints the Purchaser as the true and lawful agent and attorney-in-fact of the Seller with respect to all tendered Units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to vote, inspect Partnership books and records, change the address of record of tendered Units prior to or after completion of the Transfer, or act in such manner as any such attorney-in-fact shall, in its discretion, deem proper with respect to such Units, to deliver such Units and transfer ownership of such Units on the Partnership's books maintained by the General Partner of the Partnership, together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Purchaser, to execute and deliver in the name and on behalf of Seller any and all instruments or documents the Partnership or its General Partner may request in order to complete the Transfer (including without limitation any additional agreement of transfer, representation and warranty, indemnity, confirmation of intention to sell Units, or other forms required by the Partnership or its General Partner), to immediately revoke and withdraw all prior tenders of Units, to direct any custodian or trustee holding record title to the Units to do any of the foregoing, including the execution and delivery of a copy of this Letter of Transmittal, and upon payment by the Purchaser of the purchase price, to receive all benefits and cash distributions, endorse Partnership checks payable to Seller and otherwise exercise all rights of beneficial ownership of such Units. The Purchaser shall not be required to post bond of any nature in connection with this power of attorney.

        Seller hereby represents and warrants to the Purchaser that Seller owns all Units tendered pursuant to the Offer. Seller further hereby represents and warrants to Purchaser that Seller has full power and authority to validly sell, assign, transfer and deliver such Units to the Purchaser, and that when any such Units are accepted for payment by the Purchaser, the Purchaser will acquire good and marketable title thereto, free and clear of all claims, options, restrictions, charges, encumbrances or other interests. Seller agrees that, except with respect to consents solicited by the Purchaser, it will refrain from exercising any voting rights of the Units to be Transferred hereby between the time Seller has executed and delivered this Letter of Transmittal and the time Seller is notified whether or not the Units have been accepted for payment, if any vote is requested during such period. If the undersigned is signing on behalf of an entity, the undersigned declares that he has authority to sign this document on behalf of such entity.

        The undersigned recognizes that under certain circumstances set forth in the Offer to Purchase, the Purchaser may not be required to accept for payment any or all of the Units tendered hereby. In such event, the undersigned understands that this Letter of Transmittal will be effective to Transfer only those Units accepted for payment by the Purchaser and any Letter of Transmittal for Units not accepted for payment may be destroyed by the Purchaser.

        All authority herein conferred or agreed to be conferred shall survive the death or incapacity or liquidation of Seller and any obligations of the Seller shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Upon request, Seller will execute and deliver, and irrevocably directs any custodian to execute and deliver, any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of such Units.

        Seller hereby certifies, under penalties of perjury, that (1) the number shown below on this form as Seller's Taxpayer Identification Number is correct and (2) Seller is not subject to backup withholding either because Seller is exempt from backup withholding, has not been notified by the Internal Revenue Service (the "IRS") that Seller is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified Seller that Seller is no longer subject to backup withholding. Seller hereby also certifies, under penalties of perjury, that Seller, if an individual, is not a nonresident alien for purposes of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder) or a disregarded entity as defined in Section 1.1445-2(b)(2) of the regulations promulgated under the Code. Seller understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained herein could be punished by fine, imprisonment or both.

        In order to enable the Partnership to comply with Sections 754 and 743(b) of the Code, Seller hereby agrees to provide to Purchaser a statement under penalties of perjury, setting forth a computation of the aggregate gain or loss Seller realized for federal income tax purposes from the sale of his or her interest in the Partnership to Purchaser. Such information shall be provided to Rosenberg, Neuwirth & Kuchner Certified Public Accountants, P.C., the Partnership's independent certified public accountants, by Seller or, at Seller's election, his or her tax return preparer, on or before June 15, 2004. The information provided by Seller will be treated as confidential tax return information by Rosenberg, Neuwirth & Kuchner Certified Public Accountants, P.C. and will be used only for purposes of preparing the Partnership's income tax returns.

        Upon completion and recording of the Transfer, the Purchaser will accept all of the terms and conditions of the Partnership Agreement, as amended. The Seller requests that the Purchaser become a substitute limited partner of the Partnership with respect to the Units purchased. The Seller also hereby separately instructs the Partnership and its General Partner to immediately change the address of Seller's account to the Purchaser's address. Seller agrees that the Partnership and its General Partner shall have no liability to Seller for immediately making the address change or for transferring the Units under this Letter of Transmittal.

        All questions as to the number of shares to be accepted, and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchaser in its sole discretion, and such determinations will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Units it determines not to be in proper form or the acceptance of which or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular Units, and the Purchaser's interpretation of the terms of the offer (including this Letter of Transmittal) will be final and binding on all parties. No tender of Units will be deemed to be properly made until all defects and irregularities have been cured by the tendering Unitholder or waived by the Purchaser. Unless waived, any defects or irregularities in connection with tenders must be cured within that time as the Purchaser will determine. None of the Purchaser or the Information Agent (as defined in the Offer to Purchase) or any other person is or will be obligated to give notice of any defects or

2

irregularities in tenders and none of them will incur any liability for failure to give any notice of defect or irregularity.

[Signature of Owner]		[Social Security or Taxpayer ID Number]

[Print Name and Title]	[Date]	[Phone Number] / [Fax or E-mail]

[Signature of Co-Owner]		[If Selling Fewer than ALL Units, Specify Number]

[Print Name and Title]	[Date]	[IRA Custodian / Account No. / Phone (if applicable)]

Forward the completed Letter of Transmittal and original Partnership Certificate(s) (if available) to:
Dixon Mill Investor, LLC
350 Veterans Boulevard
Rutherford, New Jersey 07070
Re: Wilder Richman Historic Properties II, L.P.

3

INSTRUCTIONS TO COMPLETE
AGREEMENT OF TRANSFER AND LETTER OF TRANSMITTAL

TO SELL YOUR UNITS, PLEASE DO THE FOLLOWING:

1.
Sign the Letter of Transmittal, print your name and the date.

2.
Provide your social security number.

3.
Be sure to enter your telephone number.

4.
If you are selling fewer than all your Units, indicate the number you wish to sell.

5.
If the units are held in an IRA, enter the name of the custodian, your account number, and the phone number of the custodian.

6.
Send the Letter of Transmittal in the envelope provided.

ADDITIONALLY. . .

IF YOU OWN THE UNITS JOINTLY WITH ANOTHER INDIVIDUAL:

        Please have both owners sign the Letter of Transmittal.

IF THE OWNER OR A CO-OWNER IS DECEASED:

        Please enclose (a) a certified copy of the Death Certificate and (b) a Letter Testamentary or Will showing your beneficial ownership or executor capacity.

IF YOU OWN THE UNITS IN YOUR IRA:

        Please provide your IRA account number. This information will be used solely by your custodian to make certain that the purchase proceeds are properly deposited in your account.

IF THE UNITS ARE OWNED IN A TRUST, PROFIT SHARING OR PENSION PLAN:

        Attach the first page, signature pages and the section of the Trust Agreement showing that the signer has the authority to sign the Agreement on behalf of the Trust or Plan.

IF THE UNITS ARE OWNED BY A CORPORATION, PARTNERSHIP OR LIMITED LIABILITY COMPANY:

        Attach an original resolution showing that the signer has the authority to sign the Letter of Transmittal on behalf of the corporation, partnership or limited liability company.

        The Purchaser plans to file a Consent Solicitation Statement with the Securities and Exchange Commission. WE URGE UNIT HOLDERS TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE PURCHASER FILES WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Unit holders will be able to obtain a free copy of the Consent Solicitation Statement and other related documents filed by the Purchaser at the SEC's website at www.sec.gov. When available, the Consent Solicitation Statement and other related documents may also be obtained free of charge by contacting: MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (800) 322-2885. INFORMATION RELATING TO PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS IN THE CONSENT SOLICITATION AND THEIR INTERESTS IN THE CONSENT SOLICITATION ARE CONTAINED IN THE SCHEDULE 14A FILED WITH THE SEC BY THE PURCHASER UNDER RULE 14A-12 ON FEBRUARY 10, 2004.

4

Dixon Mill Investor, LLC
350 Veterans Boulevard
Rutherford, New Jersey 07070

February 10, 2004

TO HOLDERS OF UNITS OF
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.

        Re: Offer to Purchase Units for $13,250 Per Unit

Dear Unit Holder:

        Enclosed is an OFFER TO PURCHASE 408 units of limited partnership interests ("Units") of Wilder Richman Historic Properties II, L.P. (the "Partnership") at a cash purchase price of $13,250 per Unit, without interest, less the amount of distributions made to you after the date of the Offer. Transfer fees, if any, will be paid by the Purchaser and will not be deducted from your proceeds. Capitalized terms not defined herein shall have the meanings given to them in the Offer to Purchase, dated February 10, 2004.

        Please consider the following points, which are discussed in greater detail in the accompanying Offer to Purchase:

  •
  The Offer price is HIGHER THAN THE HIGHEST PRIOR OFFERS for Units of which Purchaser is aware, made in June 2003 for up to 80 Units at a price of $9,200 per Unit (equivalent to $7,875 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit), in January 2004 for 32 Units, or approximately 4% of the outstanding Units, at a price of $11,500 per Unit, and in January 2004 for 317 Units, or approximately 40% of the outstanding Units, at a price of $13,000 per Unit. The General Partner of the Partnership made no recommendation as to whether Unit holders should tender their Units in response to the January 2004 offer for 317 Units.

  •
  On July 1, 2003, the General Partner of the Partnership filed a definitive consent solicitation statement with the Securities and Exchange Commission (the "General Partner's Consent Solicitation") asking limited partners to authorize the sale of the Partnership's properties for any amount that results in a distribution of cash to the limited partners of at least $9,000 per Unit (equivalent to $7,675 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit, which, according to the General Partner's Consent Solicitation, would have reduced the amount of any distribution resulting from a sale of the Partnership's properties on a dollar for dollar basis). The General Partner's Consent Solicitation was unsuccessful and it is uncertain if or when limited partners will be asked to vote to authorize the sale of the Partnership's properties again.

  •
  Our Offer gives you the opportunity to receive $13,250 per Unit in CASH without waiting for an uncertain transaction.

  •
  $13,250 per Unit is $4,250 per Unit (or $5,575 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit) more than the amount that we believe would be distributed if a proposal similar to the one described in the General Partner's Consent Solicitation were approved by the limited partners.

  •
  If the Partnership elects to sell its property, the Operating General Partner (as defined herein) has an option to acquire all the Purchaser's interests in the operating partnerships for the amount that the Partnership would have received in the sale. The Purchaser believes that the Operating General Partner would exercise this option if the General Partner proceeds with a proposal similar to the one set forth in the General Partner's Consent Solicitation and it is approved by the limited partners.

  •
  The Partnership has received three non-binding offers to purchase the Partnership's properties. The General Partner estimated that, depending on the outcome of due diligence to be performed by the prospective purchasers, a sale of the properties pursuant to one of such offers would result in a distribution of from $9,200 to $13,000 per Unit (equivalent to $7,875 to $11,675 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit).

  •
  The General Partner stated in the Partnership's most recent Quarterly Report on Form 10-Q that, according to the Operating General Partner's preliminary capital needs assessment, the Partnership's properties need $12 million in capital improvements.

  •
  The Purchaser intends to solicit consents from Unit holders to amend the partnership agreement of the Partnership to permit the Purchaser to purchase 408 Units by deleting certain provisions relating to restrictions on transfers of Units (the "Consent Solicitation").

  •
  If the Offer is fully subscribed and the Consent Solicitation is successful, the Partnership almost certainly will be considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended (the "Code"), which almost certainly will have an adverse effect on Unit holders who do not sell their Units in the Offer or who retain a portion of their Units after proration.

  •
  The Purchaser would hold 51% of the outstanding Units if the Offer is fully subscribed and the Consent Solicitation is successful, allowing it to control the outcome of any vote of Unit holders.

        We urge you to read the Offer to Purchase completely and to return your completed Agreement of Transfer and Letter of Transmittal (green form) promptly in the envelope provided.

        The Offer is scheduled to expire on March 10, 2004. For answers to any questions you might have regarding these materials or our Offer, or assistance in the procedures for accepting our Offer and tendering your Units, please contact our information agent, MacKenzie Partners, at (800) 322-2885 (toll free).

Very truly yours,
/s/ DIXON MILL INVESTOR, LLC

* * * * *

        The Purchaser plans to file a Consent Solicitation Statement with the Securities and Exchange Commission. WE URGE UNIT HOLDERS TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE PURCHASER FILES WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Unit holders will be able to obtain a free copy of the Consent Solicitation Statement and other related documents filed by the Purchaser at the SEC's website at www.sec.gov. When available, the Consent Solicitation Statement and other related documents may also be obtained free of charge by contacting: MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (800) 322-2885. INFORMATION RELATING TO PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS IN THE CONSENT SOLICITATION AND THEIR INTERESTS IN THE CONSENT SOLICITATION ARE CONTAINED IN THE SCHEDULE 14A FILED WITH THE SEC BY THE PURCHASER UNDER RULE 14A-12 ON FEBRUARY 10, 2004.

* * * * *

2

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE CONSENT SOLICITATION BY DIXON MILL INVESTOR, LLC

        The following table sets forth the name, principal business address and the principal occupation or employment of the members and employees of Dixon Mill Investor, LLC (the "Purchaser") who, under SEC rules, may be deemed "participants" in the Consent Solicitation from holders of units of limited partnership interests in Wilder Richman Historic Properties II, L.P. (the "Partnership").

Name	Principal Business Address	Principal Occupation or Employment
Joseph D. Morris	Morris Companies Inc. 350 Veterans Boulevard Rutherford, New Jersey 07070	Chairman
Robert Morris	Morris Companies Inc. 350 Veterans Boulevard Rutherford, New Jersey 07070	Chief Executive Officer
Mark M. Bava	Morris Companies Inc. 350 Veterans Boulevard Rutherford, New Jersey 07070	Executive Vice President and Chief Financial Officer

        None of the persons listed above beneficially owns any of the Partnership's securities. There have been no transactions in the Partnership's securities during the past two years.

        The Purchaser plans to file a Consent Solicitation Statement with the Securities and Exchange Commission. WE URGE UNIT HOLDERS TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTNERSHIP FILES WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Unit holders will be able to obtain a free copy of the Consent Solicitation Statement and other related documents filed by the Partnership at the SEC's website at www.sec.gov. When available, the Consent Solicitation Statement and other related documents may also be obtained free of charge by contacting:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885